                               AGREEMENT OF SALE
                                   (Phase II)
                                     INDEX

Section                                                                    Page


1.      PROPERTY BEING SOLD ...........................................      1
        1.1     Real Property  ........................................      1
        1.2     Personal Property .....................................      2
        1.3     Leases ................................................      2
        1.4     Right to Name .........................................      2

2.      PURCHASE PRICE AND MANNER OF PAYMENT ..........................      2
        2.1     Purchase Price ........................................      2
        2.2     Manner of Payment .....................................      2
                2.2.1   Deposit .......................................      3
                2.2.2   Cash Balances .................................      3
        2.3     Allocation ............................................      3

3.      TITLE  ........................................................      3

4.      COVENANTS .....................................................      3
        4.1     Maintenance ...........................................      3
        4.2     Alterations  ..........................................      3
        4.3     Lease .................................................      4
        4.4     Security Deposits and Prepaid Rent ....................      4
        4.5     Bill Tenants ..........................................      4
        4.6     Notice to Buyer .......................................      4
        4.7     Update Rent Roll ......................................      5
        4.8     Comply with Leases ....................................      5
        4.9     No New Agreements .....................................      5
        4.10    Tax Disputes ..........................................      5
        4.11    No Removal of Personalty ..............................      5

5.      REPRESENTATIONS AND WARRANTIES  ...............................      5
        5.1     Seller's Authority For Binding Agreement ..............      6
        5.2     Employment on "At-Will" Basis .........................      6
        5.3     Service Contracts .....................................      7
        5.4     Condemnation ..........................................      7
        5.5     No Lawsuits ...........................................      7
        5.6     No Tax Assessments ....................................      7
        5.7     Premises Leases .......................................      7

        5.8     Compliance with Law....................................      8
        5.9     Insurance..............................................     10
        5.10    Current Use is Unrestricted ...........................     10
        5.11    No Brokers ............................................     10
        5.12    All Adequate Utilities ................................     10
        5.13    All Permits, Approvals and Certificates ...............     10
        5.14    Good Title to Property ................................     10
        5.15    All Taxes and Assessments Paid.........................     11
        5.16    FIRPTA ................................................     11
        5.17    Operating Statement....................................     11
        5.18    Mechanic's Liens  .....................................     11
        5.19    Inventory Schedule  ...................................     11
        5.20    Correct Copies of Documents............................     11

6.      POSSESSION  ...................................................     12

7.      BUYER'S INSPECTION AND APPROVAL ...............................     12
        7.1     Title Binder ..........................................     12
        7.2     Survey ................................................     13
        7.3     Physical and Financial Inspection......................     13
                7.3.1   Leases ........................................     14
                7.3.2   Contracts, Licenses, Permits ..................     14
                7.3.3   Utility Costs..................................     14
                7.3.4   Inventory .....................................     14
                7.3.5   Three (3) Years' Maintenance Expenses .........     14
                7.3.6   Three Years' Tax Bills ........................     14
                7.3.7   Three Years' Operating Statements .............     14
                7.3.8   Schedule of Violations.........................     15
                7.3.9   Schedule of Notices ...........................     15
                7.3.10  Schedule of Required Improvements .............     15
                7.3.11  Schedule of Replacements and Repairs ..........     15
                7.3.12   Zoning, Site Plan, Subdivision Plan or Plat...     15
                7.3.13   Planned Developments .........................     15
                7.3.14  Takings or Changes ............................     15
                7.3.15   Tax Assessments, Appeals and Increases........     16
                7.3.16   Litigation ...................................     16
                7.3.17   Insurance Policies............................     16
                7.3.18   Schedule of Employees.........................     16
                7.3.19   Crime History Report .........................     16
        7.4     Seller's Failure to Deliver ...........................     16
        7.5     Buyer's Indemnity for Inspection ......................     16

8.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES ....................     17





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


9.      FIRE OR OTHER CASUALTY ........................................     17
        9.1     Maintain Insurance ....................................     17
        9.2     Minimal Damage ........................................     17
        9.3     Substantial Damage.....................................     17
        9.4     Closing After Substantial Damage.......................     17
        9.5     Rent Insurance ........................................     18

10.     CONDEMNATION ..................................................     18

11.     EXPENSE ALLOCATIONS ...........................................     18

12.     CLOSING  ......................................................     19
        12.1    Time and Date and Place ...............................     19
        12.2    Documents .............................................     19
                12.2.1  Seller's Documents and Other Items ............     19
                        12.2.1.1        Deed ..........................     19
                        12.2.1.2        Bill of Sale ..................     19
                        12.2.1.3        Original Leases ...............     19
                        12.2.1.4        Original Licenses, Contract
                                        Documents and Other Personal
                                        Property ......................     19
                        12.2.1.5        Assignment of Leases and Name..     19
                        12.2.1.6        FIRPTA Certificates............     19
                        12.2.1.7        Tenant Letter .................     19
                        12.2.1.8        Termites ......................     20
                        12.2.1.9        Title Insurance Certificates ..     20
                        12.2.1.10       Updated Rent Schedule .........     20
                        12.2.1.11       Seller Certificate ............     20
                        12.2.1.12       Organization Certifications ...     20
                        12.2.1.13       Keys...........................     20
                        12.2.1.14       Tax Bills .....................     20
                        12.2.1.15       Tax Reduction Rights ..........     20
                12.2.2  Buyer's Documents .............................     21
                        12.2.2.1 ......................................     21
                        12.2.2.2 ......................................     21
                12.2.3  Title Insurance ...............................     21
                12.2.4  Necessary Documents............................     21

13.     DEFAULT; REMEDIES..............................................     22
        13.1 ..........................................................     22
        13.2 ..........................................................     22
        13.3 ..........................................................     22

14.     CONDITIONS PRECEDENT TO CLOSING ...............................     23
        14.1    Correctness of Warranties and Representations..........     23
        14.2    Compliance with Terms and Conditions...................     23
        14.3    Buyer's Satisfaction with Inspection ..................     23
        14.4    Closing of Buyer's Purchase of Phase II................     23

15.     PRORATIONS ....................................................     23
        15.1    Operating Expenses ....................................     23
                15.1.1  Rents..........................................     23
                15.1.2  Taxes .........................................     24
                15.1.3  Deposits ......................................     24
                15.1.4  Water and Sewer Charges .......................     24
                15.1.5  Assigned Contracts ............................     24
                15.1.6  Electricity, gas, oil and steam ...............     24
                15.1.7  Security Deposits and Prepaid Rent ............     25
        15.2    Custom and Practice ...................................     25
        15.3    Future Installments of Taxes ..........................     25
        15.4    Application of Prorations .............................     25
        15.5    Schedule of Prorations ................................     25
        15.6    Readjustments .........................................     25

16.     BROKERS  ......................................................     25

17.     ESCROW AGENT ..................................................     25
        17.1    Payment to Seller .....................................     25
        17.2    Notice of Dispute .....................................     26
        17.3    Escrow Subject to Dispute .............................     26
        17.4    Escrow Agent's Rights and Liabilities .................     26

18.     GENERAL PROVISIONS ............................................     26
        18.1    Notices ...............................................     26
                18.1.1 ................................................     27
                18.1.2 ................................................     27
                18.1.3 ................................................     28
        18.2    Binding Effect ........................................     28
        18.3    Entire Agreement ......................................     28
        18.4    Governing Law .........................................     28
        18.5    No Recording ..........................................     28
        18.6    Tender ................................................     28
        18.7    Execution in Counterparts .............................     28
        18.8    Further Instruments ...................................     29
        18.9    Time...................................................     29
        18.10   Designation of Nominee; Assignment of Agreement .......     29

        18.11   Effective Date ........................................     29
        18.12   Time for Acceptance ...................................     29
        18.13   Trustee Exculpation ...................................     29


                         Exhibits to Agreement of Sale


"A"     -       Legal Description

"B"     -       Schedule of Inventory

"C"     -       Permitted Exceptions

"D"     -       Rent Roll

"E"     -       Lease Form

"F"     -       Pro-Forma Rents

"G"     -       Service Contracts

"H"     -       Description of all insurance policies including name of insurer and insured, limits of coverage, name of agent or broker, and date to which premium has been paid

"I"     -       Operating/Financial Statements

"J"     -       Tenant Letter

                               AGREEMENT OF SALE
                                   (Phase II)


     AGREEMENT OF SALE made this September 24 of 1994, between ROBERT G. ROGERS AND JONATHAN B. WELLER, AS TRUSTEES, and on behalf of all other Trustees of the Pennsylvania Real Estate Trust, pursuant to the Trust Agreement last amended and restated as of December 16, 1987 and recorded in the Office of the Recording of Deeds in Norristown, Montgomery County, Pennsylvania, in Deed Book 4864, Page 1463, designated as Pennsylvania Real Estate Investment Trust, or its nominee or assignee having its principal office at 455 Pennsylvania Avenue, Suite 135, Fort Washington, PA 19034 ("Buyer"), and ARBERN INVESTORS VIII, L.P., each a Delaware limited partnership, having its office c/o Stoltz Realty Company, 301 Yamato Road, Suite 3150, Boca Raton, FL 33431 ("Seller").

                                   BACKGROUND

     The Background of this Agreement is as follows:

     A. Seller is the owner of a certain parcel of land as more fully described by metes and bound on Exhibit "A" attached hereto together with the improvements erected thereon, known as Phase II, Lake Villas at Boca Palms Racquet Club Apartments, 22573 Southwest 66th Avenue, Boca Raton, Palm Beach County, Florida 33428; and

     B. The Seller desires to sell to Buyer and Buyer desires to purchase from the Seller the property referred to in this Agreement upon the terms and conditions set forth herein.

                              TERMS AND CONDITIONS

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with the preceding Background paragraphs incorporated by reference, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

     1. PROPERTY BEING SOLD.

     Seller shall sell, transfer and convey to Buyer on the Closing Date (as hereinafter defined),

          1.1 Real Property. Fee simple interest in the tract of land described on Exhibit "A" witti all buildings and improvement thereon, and easements, rights of way, privileges, hereditaments, appurtenances, and rights to any land lying in the beds of any street, road or avenue, open or proposed, adjoining thereto, and inuring to the benefit of said land (hereinafter referred to as the "Premises"); and

          1.2 Personal Property. All equipment, fixtures, machinery and personaity of every description attached to or used in connection with the Premises (and not owned by tenants under leases of the Premises), including, without limitation, (a) those listed on the Schedule of Inventory attached hereto as Exhibit "B", including, without limitation, all appliances and fixtures in each residential unit, including, without limitations, to refrigerator, air conditioner, stove, washing machine, garbage disposal, and all tools, furniture, fixtures, machinery, and equipment used in connection with the Premises, (b) all service, equipment, supply and maintenance contracts with respect to or affecting the Premises ("Service Contracts") which Buyer elects to assume, (c) all contract rights, guaranties and warranties of any nature, and all architect, engineer, surveyor or other real estate professional plans, specifications, certification, contracts, reports, audits, data or other technical descriptions ("Contract Documents"), (d) all governmental permits, licenses, certificates, and approvals in connection with the ownership of the Premises ("Licenses"), (e) all escrow accounts, deposits, instruments and documents of title, (f) all computer data, promotional materials and business records pertaining to the Premises, (g) all of Seller's rights, claims, and causes of action if any, to the extent they are assignable, under any warranties and/or guarantees of manufacturers, contractors or installers, rights against tenants and others relating to the Premises or the operation or maintenance thereof, including to the extent applicable, any warranties from any previous owners of the Premises, and (h) all other personal property owned by the Seller and used in connection with the ownership, operation and maintenance of the Premises and other property related to the Premises, (all of the foregoing collectively referred to as "Personal Property"); and

          1.3 Leases. All leases, licenses (to the extent transferable) and other occupancy agreements for any part of the Premises, and all prepaid rent and unapplied security deposits, together with accrued interest thereon if required by law, related to it (the "Leases").

          1.4 Right to Name. Any right, title and interest of Seller in and to the name "Boca Palms Racquet Club Apartments" and the right to all printing styles, trademarks and logos ("Name").

The Premises, Personal Property, Leases and Name are sometimes hereinafter referred to as "Property."

     2. PURCHASE PRICE AND MANNER OF PAYMENT.

          2.1 Purchase Price. Buyer shall pay the sum of Twenty-five Million Dollars ($25,000,000) (hereinafter referred to as the "Purchase Price") subject to adjustment, on a per diem basis.

          2.2 Manner of Payment. The Purchase Price shall be paid in the following manner:






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


               2.2.1 Deposit. By delivery, by the first business day following tile Inspection Period Expiration Date (defined below), of Buyer's good check in the amount of $100,000 to the law firm of Mombach, Boyle & Hardin, of Ft. Lauderdale, Florida (hereinafter referred to as "Escrow Agent" or "Escrowee" or "MB&H"). This sum and all other sums paid by Buyer to the Escrow Agent under this Agreement, together with interest thereon (hereinafter referred to as the "Deposit") shall be held by Escrow Agent in a federally insured, segregated money market account at an institution to be designated by Buyer until termination or consummation of this Agreement.

               2.2.2 Cash Balances. After application of the Deposit against the Purchase Price, the balance due shall be delivered to the Seller on the Closing Date by bank cashier's, title company, or certified check, or by wire transfers, in immediately available United States funds, subject to adjustment as herein provided.

               2.3 Allocation. The purchase price shall be allocated as follows:
(a) $24,100,000 shall be allocated to the Premises, and (b) $9,000,000 to Personal Property.

     3. TITLE. On the Closing Date Seller shall convey to Buyer good and marketable fee simple title to the Premises subject only to those rights of way, easements, covenants restrictions, and objections to title ("Permitted Exceptions") listed on Exhibit "C" and in the Title Binder (defined below), unless identified by Buyer to Seller as Title Objections (defined below), and subject to the rights of tenants listed on the rent roll attached hereto as Exhibit "D", and tenants under new leases permitted under the terms of this Agreement, which title shall be insurable at regular rates by a reputable title insurance company ("Title Company") under an ALTA 1970 Form B (Revised 10/17/70 and 3/30/84) title insurance policy ("Title Policy"). Sellers and Buyer agree to use Mitchell Kirschner, Esq. ("MK") of Boca Raton, Florida and MB&H as equal co-agents for the Title Company ("Co-agents").

     4. COVENANTS. In addition to the covenants contained in the other Sections of this Agreement, Seller covenants that it shall:

          4.1 Maintenance. At all times prior to the Closing Date, maintain the Property in good condition and repair, reasonable wear and tear alone excepted, operate the Property with the management practices and leasing standards maintained by a first-class, institutional owner of like property, and pay in the normal course of business prior to Closing, all sums due for work, materials or service furnished or otherwise incurred in the ownership and operation prior to Closing.

          4.2 Alterations. Not make or permit to be made any alterations, improvements or additions, other than those which are minor in cost and effect, to the Property without the prior written consent of Buyer, except those made by tenants pursuant to the right to do so under their leases, or by Seller if required under any lease.

          4.3 Lease. Not enter into any new Lease except in the ordinary course of operating the Premises, nor amend, modify or, except in the event of a material default by the tenant thereunder, terminate any existing Lease without Buyer's consent, and in the case of entering into new Leases, (a) Seller shall
(i) use only the form of lease attached hereto as Exhibit "E" ("Lease Form"), and (ii) not obligate Buyer for the payment of any leasing or brokerage commission, and (b) the term of such lease shall in no event be less than seven
(7) months nor more than one (1) year, and the rents payable thereunder shall be not less than the minimum rents stipulated by unit type on Exhibit "F" attached hereto and made a part hereof.

          4.4 Security Deposits and Prepaid Rent. Not apply any Tenant's security deposit and prepaid rent to the discharge of such Tenant's obligations, except in the event Seller terminates such Tenant's Lease as a result of a material default by such Tenant under its Lease.

          4.5 Bill Tenants. Timely bill all Tenants for all rent billable under Leases, and use its best efforts to collect any rent in arrears.

          4.6 Notice to Buyer. Notify Buyer promptly of the occurrence of any of the following:

               (i) a fire or other casualty causing damage to the Property, or any portion thereof;

               (ii) receipt of notice of eminent domain proceedings or condemnation of or affecting the Property, or any portion thereof;

               (iii) receipt of a notice from any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Property, or any portion thereof, or any real property adjacent to any of the Property, or setting forth any requirements with respect thereto;

               (iv) receipt or delivery of any default or termination notice or claim of offset or defense to the payment of rent from any tenant;

               (v) receipt of any notice of default from the holder of any lien or security interest in or encumbering the Property, or any portion thereof;

               (vi) a change in more than 2% of the occupancy of the leased portions of the Property;

               (vii) notice of any actual or threatened litigation against Seller or affecting or relating to the Property, or any portion thereof;

               (ix) the commencement of any strike, lock-out, boycott or other labor trouble affecting the Property, or any portion thereof; or

          4.7 Update Rent Roll. Seller shall provide Buyer monthly updates of the rent roll attached hereto as Exhibit "D', each warranted by Seller to be true, correct and complete, with a final update current as of one (1) day prior to Closing to be delivered by Seller to Buyer at Closing.

          4.8 Comply with Leases. Perform all obligations of the landlord with respect to tenants in possession under the Leases as required by the Leases or by any order or direction of any governmental authority having jurisdiction thereof, and to the extent required by law, maintain all security deposits and prepaid rent held under all Leases in a segregated account, with interest thereon as required.

          4.9 No New Agreements. Except for agreements which can be terminated on not more than 30 days' notice, not enter into any other agreements which affect the Property or the transactions contemplated by this Agreement, without the prior written consent of Buyer; and, except for the execution of Leases permitted pursuant to Section 4.3 hereof, Seller shall not permit the creation of any liability which shall bind Buyer, or the Premises after Closing, other than real estate taxes, special assessments or utility charges.

          4.10 Tax Disputes. Notify Buyer of any tax assessment disputes (pending or threatened) prior to Closing, and not agree to any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to prior tax assessments, without Buyer's prior written consent. If any proceedings shall result in any reduction of assessment and/or tax for the tax year in which the Closing occurs, it is agreed that the amount of tax savings or refund for such tax year, less the reasonable fees and disbursements in connection with such proceedings ("Costs of Proceedings"), shall be apportioned between the parties as of the date real estate taxes are apportioned under this Agreement. The Costs of Proceedings shall be reimbursed to Buyer and Seller upon delivery of actual paid receipts, itemized in detail as to time and materials expended on the proceedings.

          4.11 No Removal of Personalty. The Personal Property includes as to each residential unit a frost free refrigerator of at least 14 cubic feet, an air-conditioner, a stove, washing machine and dryer (except the 184 Tower Units), a dishwasher, a garbage disposal, a microwave and two ceiling fans. Seller shall not remove any Personal Property from Premises without replacing it with similar personal property, new and of equal or better quality.

     5. REPRESENTATIONS AND WARRANTIES. In order to induce Buyer to enter into this Agreement, Seller hereby warrants and represents to Buyer, in addition to any other representations and warranties contained in this Agreement, that the following warranties and representations are true now and will be true at
Closing:

          5.1 Seller's Authority For Bindings, Agreement. Seller is a duly authorized and existing limited partnership formed under the laws of Delaware, and is duly qualified to conduct business in the State in which the Premises are located. Seller has full power, right and authority to own its properties, to carry on its business as now conducted, and to enter into and fulfill its obligations under this Agreement. Each of the persons executing this Agreement on behalf of Seller is authorized to do so. This Agreement is the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution and delivery of this Agreement and compliance with its terms will not conflict with or result in the breach of any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental or quasi-governmental authority applicable to Seller. The execution and delivery of this Agreement and compliance with its terms will not conflict with or result in the breach of any provision or of any other agreement, document or instrument to which Seller is a party or by which it or the Premises is bound or affected. Seller shall deliver to Buyer such documentation as Buyer may reasonably request to evidence the foregoing, including, without limitation, the items identified in Section 12 of this Agreement.

          5.2 Employment on "At-Will" Basis. All persons and entities presently employed in connection with the operation and maintenance of the Premises are employed on "at will" basis; are dischargeable upon thirty (30) days notice, and, unless otherwise directed by Buyer, shall be terminated by Seller as of Closing. There are no labor disputes pending, nor to the best of Seller's knowledge, contemplated pertaining to the operation or maintenance of the Premises, or any part thereof. Seller is not party to any collective bargaining agreement or labor contract; nor has Seller agreed to recognize any union or collective bargaining unit. Seller has not received any requests from any party for recognition as a representative of employees for collective bargaining purposes; nor has any union or other collective bargaining unit been certified as representing any of Seller's employees. Seller has complied in all respects with all applicable laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), coverage requirements of group health plans, and those relating to wages, hours, collective bargaining, unemployment insurance, workers compensation, equal employment opportunity, age and handicapped discrimination, immigration control and the payment and withholding of taxes. Seller does not have any defined benefit, defined contribution, deferred compensation, profit sharing or retirement or severance arrangements, whether legally binding or not, in which its personnel are eligible to participate; nor is Seller presently paying any pension, deferred compensation or retirement allowance to any person, and Seller has no obligations to continue or to fund such compensation or other arrangements. Seller has no employment agreements, either written or oral, with any person which would require Buyer to employ any person after the date hereof. Seller acknowledges that it is aware that Buyer may, but shall have no obligation to, offer employment to any of the current employees of Seller, and Seller permits Buyer to meet with employees engaged in the operation of Premises to consider accepting applications from or making offers of employment to them. By Closing, Seller shall have paid all of its employees all accrued compensation, including, without limitation, vacation, sick pay or other similar benefits accrued through the date of Closing.

          5.3 Service Contracts. Exhibit "G" attached hereto is a complete list of all existing service, equipment, supply and maintenance contracts with respect to or affecting the Premises (the "Service Contracts"), and each of such Service Contracts is terminable at will without penalty or cancellation fee upon no more than thirty (30) days notice except as otherwise stated on Exhibit "G" and, unless otherwise directed by Buyer, shall be terminated by Seller as of Closing. Except as set forth on Exhibit "G", no written notice of default or breach by Seller in the terms of any of such Service Contracts have been received by Seller. Seller has performed, and at Closing shall have performed, all obligations which it has under said Service Contracts.

          5.4 Condemnation. There is no condemnation or eminent domain proceeding pending with regard to any part of the Property, and the Seller does not know of any proposed condemnation proceeding with regard to the Property, or any part thereof.

          5.5 No Lawsuits. There are no claims, lawsuits or proceedings pending, or to the best of the Seller's knowledge, threatened against or relating to Seller or the Property, or which could affect them, or any of them, in any court or before any governmental agency (whether or not covered by Seller's liability insurance), except for actions for possession, damages and or rent against defaulted tenants as disclosed in Exhibit "D".

          5.6 No Tax Assessments.

               There are no public improvements in the nature of off-site improvements, or otherwise, which have been ordered to be made and/or which have not heretofore been assessed, and, to Seller's knowledge, there are no special or general assessments currently affecting or pending against the Property, except as set forth in the Title Binder.

          5.7 Premises Leases. There are no oral or written leases or rights of occupancy or grants or claims of right, title or interest in any portion of the Premises other than the leases (the "Leases") listed on the rent roll attached hereto as Exhibit "D". 'Exhibit "D" identifies (i) each unit by number, (ii) each vacancy, (iii) each tenant of the Premises, (iv) the date of that tenant's lease, (v) the expiration date of that tenant's lease, (vi) the monthly minimum rental charge, (vii) arrearages, if any, and whether the latest rent due has been paid, (viii) the amount of prepaid rent, if any, (ix) a description of the documents constituting said tenant's Lease, including all modifications, if different from the Lease Form; (x) the amount or description of any concessions, allowances, rebates, refunds, pet deposits, key deposits, cleaning fees, setoffs, reduced rent, escrow or security deposits and prepaid rents made by the tenant under said tenant's Lease; (xi) any options to renew, extend, purchase, cancel or terminate; (xii) any defaults, outstanding notices of defaults of any kind or nature whatsoever, claims of defaults or similar claim under Leases,
(xiii) whether such tenant is an employee of Seller, (xiv) whether such tenant is providing or provided occupancy on a basis other than an individual or family long-term basis, such as in connection with a corporate or company lease arrangement, a short-term basis or a transient basis, (xv) whether landlord is obligated to provide special services to such tenant, such as furnishings, housecleaning, or maid service, and (xvi) such other information as Buyer's lender may request. No tenant has been given any option to renew except for renewal of leases coming due prior to November 30, 1994, extend, cancel or terminate its Lease, or to purchase its demised premises or any other property. No tenant has asserted that Seller is in default under any of the Leases or asserted any claim or basis for any claim for free or reduced rent or right of setoff against the landlord or the rent under the Leases, and Seller and its agent have no knowledge of any default or any event which has taken place which, with the passage of time, or the delivery of notice, or both, could become an event of default. Seller has the sole right to collect any rents under the Leases, or the delivery of notice, or both, and neither such right nor any of the Leases has been assigned, pledged, hypothecated or otherwise encumbered by Seller except as additional collateral for the existing mortgage upon the Premises which shall be satisfied at Closing. No holder of any such collateral assignment has asserted or exercised any of its right to collect such rents. Each of the Leases is in the form of the Lease Form, is valid and subsisting and in full force and effect, the tenant is in actual possession in the normal course and the rents set forth in Exhibit "D" are the actual rents, income and charges being collected by Seller under the Leases. The amount of each security deposit and prepaid rent contains, where required by law or otherwise applicable, interest which has accrued in accordance with law. No tenant or other person has any right or option to acquire the Premises, or any part thereof, or to terminate any of the rights currently appurtenant to the Premises, and there are no restrictive covenants in any leases. No tenant of the Premises under any of the Leases has, and shall not at Closing have, prepaid any rent under any of the Leases for more than one
(1) month. Except as otherwise set forth on Exhibit "D", no security deposits and prepaid rent by tenants have heretofore been returned or applied to charges against the tenants.

          5.8 Compliance with Law.

               (i) The Property and the continued maintenance, operation, and use thereof comply with all requirements of federal, state and local law, and all requirements of all governmental bodies or agencies having jurisdiction thereof; no portion of the Property lies within a flood plain or wetland except those sections which are constructed in compliance with the current requirements for federal flood insurance; and there are no outstanding notices of any violations issued by governmental authority having jurisdiction over the
Property. The zoning classification of the Property is               . No
more than 10 days prior to Closing, Seller shall provide Buyer, if available with certificates or letters from the local governmental authority, indicating that no portion of the Property is in violation of any applicable codes, and that the Property is in compliance with applicable zoning restrictions, without reliance upon continuing non-conforming use or variances, except as to density requirements.

               (ii) To Seller's best knowledge and belief, no Hazardous Substances (defined below) and no Hazardous Wastes (defined below) are present on the Premises including, without limitation, asbestos, flammable substances, explosives, radioactive materials, hazardous wastes, toxic substances, pollutants, pollution, contaminant, polychlorinated bypheryls ("PCBs"), urea formaldehyde foam insulation, radon, corrosive, irritant, biologically infectious materials, petroleum product, garbage, refuse, sludge, hazardous or waste materials, and there has been no use of the Premises that may, under any federal, state or local environmental statute, ordinance or regulation, require, at any time, any closure or cessation of the use or occupancy of the Premises and/or impose, at any time, upon the owner of the Premises any clean-up or other monetary obligation. Seller hereby further represents and warrants that it has not been identified in any litigation, administrative proceeding or investigation as a responsible party or potentially responsible party for any liability for clean-up costs, natural resource damages or other damages or liability for prior disposal or release of Hazardous Substances, Hazardous Wastes or other environmental pollutants or contaminants, and that no lien or superlien has been recorded, filed or otherwise asserted against any real or personal property of Seller for any clean-up costs or other responses costs incurred in connection with any environmental contamination that is attributable, in whole or in part, to Seller. Seller hereby indemnifies and holds Buyer harmless from any and all liability, loss or damage suffered or incurred as a result of a claim, demand, cost or judgment in favor of a third party, including, without limitation, any governmental authority, arising from the deposit, storage, disposal, burial, dumping, injecting, spilling, leaking, or other placement or release in or on the Premises of Hazardous Substances or Wastes. For purposes of this Agreement, "Hazardous Substances" means those elements and compounds which are designated as such in Section 101(14) of the Comprehensive Response, Compensation and Liability Act (CERCLA), 42 U.S.C.
Section 9601 (14), as amended, all petroleum products and by-products, and any other hazardous substances as that term may be further defined in any applicable federal state or local laws; and "Hazardous Wastes" means any hazardous waste, residential or household waste, solid waste, or other waste as defined in applicable federal, state or local laws. Seller has not received any summons, citation, directive, letter or other communication, written or oral, from any governmental or quasi-governmental authority concerning any intentional or unintentional action or omission on Seller's part which (a) resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or Hazardous Wastes, or (b) related in any way to the generation, storage, transport, treatment or disposal of Hazardous Substances or Hazardous Wastes. Seller represents and warrants that neither the Premises nor any portion thereof, have been identified on the federal CERLIS, the National Priorities List (40 C.F.R. Part 300, App. B) or any state or local list of potential hazardous waste disposal sites. Seller has conducted a complete and thorough inspection and test of the underground storage tanks located on the Premises, if any, and Seller has confirmed that the results thereof show compliance with all requirements of the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. SS 6901 et seq. and all other applicable federal, state or local laws and Seller has taken all other necessary and appropriate action to comply fully therewith. A true, correct and complete copy of all such test results, together with any required tank registrations, have heretofore or shall immediately hereafter be supplied to Buyer. Seller represents and warrants that there are no wetlands or fresh-water wetlands on the Premises as those terms are defined in applicable state and/or federal laws, nor are there any other environmental features present on the Premises which would inhibit Buyer's intended development and use of the Premises.

          5.9 Insurance. Exhibit "H" attached hereto contains a true and correct description of all insurance policies affecting the Property and the operation thereof, and with respect to each policy: (i) the name of the insurer and the insured; (ii) the limits of coverage; (iii) the name of the insurance agent or broker who procured the policy; and (iv) the date to which premiums have been paid. All of said insurance policies shall remain in full force and effect until the completion of Closing hereunder. Seller has not received any written notice from any insurance company board of fire underwriters or rating organization (or other body exercising similar functions) (i) claiming any defects or deficiencies which have not been addressed and fully cured or corrected, or (ii) requesting the performance of any repairs, alterations or other work which have not been performed, or (iii) claiming any default which, if not corrected, would result in a cancellation of insurance coverage.

          5.10 Current Use is Unrestricted. The current use of the Premises is as a 296-unit multi-family project (which together with the 226 Units as to Phase I of Lake Villa/Towers and Villas at Boca Palms Racquet Club Apartments ("Phase I"), together comprise 522 Units of approximately 633,704 square feet of air-conditioned apartment units) with their respective accessory tennis courts, swimming pools, clubhouses and parking, and is free from any use or occupancy restrictions which restrict or prevent the present and continued use of the Property as such; based on a use of right and not by variance or principles supporting non-conforming uses ("Current Lease"), except for density.

          5.11 No Brokers. No brokerage or leasing commission or other compensation will at Closing be, due or payable to any person, firm, corporation, or other entity with respect to or on account of any of the Leases, or any extensions or renewals thereof.

          5.12 All Adeguate Utilities. Usable public sanitary and storm sewers, public water facilities, electric facilities and, if any, gas facilities (collectively, the "Utilities"), are installed in, and are duly connected to, the Premises, and can be used without charge except the normal and usual metered utility charges and water and sewer charges. All Utilities required for the operation of the Property either enter the Property through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid public easements or private easements which will inure to the benefit of Buyer at no cost to the owner of the Property. All of said Utilities are installed and operating and all installation, connection, and tap-in" charges have been paid for in full.

          5.13 All Permits, Approvals and Certificates. All required certificates of occupancy, for each of the dwelling units at the Property, and all other licenses, permits, authorizations and approvals necessary for the operation of the Property, have been validly issued and are in good standing and shall remain so upon consummation of Closing. All charges and fees for such have been paid in full.

          5.14 Good Title to Property. Seller holds good and marketable, indefeasible legal title to the Property, free and clear of liens and encumbrances other than the lien of security interests securing any existing mortgage loans which shall be paid and discharged at Closing, and the Permitted Exceptions.

          5.15 All Taxes and Assessments Paid. Seller will have paid prior to Closing, all taxes and assessments, including assessments payable in installments, which are to become due and payable and/or a lien on the Property, except for taxes for the current year which shall be prorated at Closing.

          5.16 FIRPTA. Seller is not a "foreign person" as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1954, as amended (the "Code"). In the event that Seller is a "foreign person", or in the event that Seller fails or refuses to deliver the certificate required pursuant to Section
12.2.1.6 hereof, or in the event that Buyer receives notice from any "transferor's agent" or "transferee's agent" (as such terms are defined in Section 1445(d) of the Code) that, or Buyer has actual knowledge that, such certificate is false, Buyer shall deduct and withhold from the Purchase Price a tax equal to 10% thereof, as required by Section 1445 of the Code. In the event of any such withholding, the Closing hereunder shall not be otherwise affected, Buyer shall remit such amount to and file the required form with the Internal Revenue Service, and Seller, in the event of any claimed over-withholding, (i) shall be limited solely to an action against the Internal Revenue Service for a refund, and (ii) hereby waives any right of action against Buyer on account of such withholding.

          5.17 Operating Statement. Exhibit "I" is a complete and correct list of all (a) actual expenses of the Premises, including real estate taxes, heat, electric, insurance, water, sewer, trash removal, legal and other professional fees, maintenance and repairs, and such other items as Buyer may reasonably request for the three years immediately preceding Closing; and (b) actual income collected from rents and other charges paid by tenants (but specifically excluding interest in reserves, tenant security deposits and prepaid rent held as such, and interest thereon) for the three years immediately preceding Closing ("Operating Statements").

          5.18 Mechanic's Liens. No work has been performed or is in progress at, and no materials have been furnished to the Premises which, though not presently the subject of, might give rise to mechanic's, materialmen's, or other liens against the Premises or any portion thereof, except that for which full and complete releases or bonds have been obtained. If any lien for any such work is filed before or after Closing, Seller shall promptly discharge the same.

          5.19 Inventory Schedule. The Schedule of Inventory contains a correct and complete list of personal property owned by Seller and located at or used in connection with the operation of the Property.

          5.20 Correct Copies of Documents. Where copies of any documents have been delivered by Seller to Buyer pursuant to this Agreement, such copies:





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




               (i) are exact copies of the originals of said documents, as executed and delivered by all of the parties thereto;

               (ii) to the best of Seller's knowledge, constitute, in each case, the entire agreement between the parties thereto with respect to the subject matter thereof, and the original instruments in the form delivered to Buyer, are now in full force and effect, are valid and enforceable in accordance with their respective terms, and no party thereto is in default, and no claim of default by any party has been made or is now pending and there does not now exist any default which, after either the giving of notice or the passing of time, or both, will or may constitute a default, or would excuse performance by any party thereto; and

               (iii) have not been changed or amended except for amendments, if any, specifically referred to therein.

     6. POSSESSION. Possession of the Premises is to be given to Buyer, subject to the right of tenants under the Leases, on the Closing Date, by delivery of keys thereto at Closing.

     7. BUYER'S INSPECTION AND APPROVAL.

          7.1 Title Binder. Within ten (10) days after the date of this Agreement, Co-agents shall deliver to Buyer a complete copy of the title binder or commitment from a Title Company ("Title Binder") together with true, correct and legible copies of all items and documents referred to therein (collectively the "Backup Documents") and of all documents or instruments referred to or incorporated by reference in the Backup Documents or any of them. Buyer shall have until the Inspection Period Expiration Date (as hereinafter defined) to examine the condition of title and the terms and provisions of all said items, documents and the Survey (hereinafter defined), and to approve or disapprove the same. If Buyer shall disapprove the condition of title, Buyer shall notify Seller of such disapproval (such disapproval shall be set forth in a notice given to Seller (the "Disapproval Notice")), identifying the condition of title to the Property or any of the terms, provisions or contents of said items, documents or Survey which are disapproved by Buyer (the "Title Objections"). Subject to the provisions of the succeeding portion of this Section 7. 1, Seller shall have until the date which is ten (10) days after the date of its receipt of the Disapproval Notice (the "Title Cure Expiration Date") in which to cure or eliminate all items which Buyer disapproves in the Disapproval Notice, and to furnish evidence satisfactory to Buyer and the Title Company that all such items have been cured or eliminated or that arrangements have been made with the Title Company and any parties in interest to cure or eliminate the same at or prior to the Closing. If Seller fails to remove any Title Objection in accordance with the provisions of the immediately preceding sentence, Buyer, nevertheless, may elect (at or prior to the Closing) to consummate the transaction provided for in this Agreement subject to any such Title Objection(s) as may exist as of the Closing, with a credit against the cash portion of the Purchase Price payable at the Closing equal to the sum necessary to remove those Title Objection(s) which are pecuniary and calculable, other than those of the memorandum of Lease by and between Boca Palms Limited Partnership and Network Multi-Family Security Corporation, dated January 18, 1988, filed March 23, 1988, recorded in Official Records Book 5611, at page 1289, if affirmatively insured against in the Title Policy at not cost to Buyer. If Buyer shall not so elect, Buyer may terminate this Agreement by notice in writing to whereupon this Agreement shall be null and void, and the parties hereto shall be relieved of all further obligations and liability under this Agreement.

          7.2 Survey. Within ten (10) days after the date of this Agreement, Seller shall deliver a current ALTA/ACSM Class A survey (the "Survey") of the Property to Buyer (the "Survey"), prepared by a duly licensed land surveyor acceptable to Buyer. The Survey shall be currently dated, shall show the location on the Property of all improvements, building and set-back lines, fences, evidence of abandoned fences, ponds, creeks, streams, rivers, officially-designated flood plains and flood prone areas, wetlands, canals, watercourses, easements, roads, rights-of-way, encroachments, elevations between public roads providing access to the Property, and the boundary of the Property, and other such matters affecting the Property whether physically apparent from the ground, of record in public offices, or otherwise, and shall contain a legal description of the boundaries of the Premises by metes and bounds which shall include a reference to the recorded plat, if any. The surveyor shall certify to Buyer and to the Title Company and to any lender making a loan to Buyer secured by the Property that the Survey is correct and was made on the ground; and that there are no visible discrepancies, conflicts, encroachments, overlapping of improvements, violations of set-back lines, fences, evidence of abandoned fences, ponds, creeks, streams, rivers, officially-designated flood plains or flood prone areas, wetlands, canals, watercourses, easements, roads or rights-of-way or other such matters affecting the Property except as are shown on the Survey, and that the Survey conforms to all ALTA/ACSM standards and requirements for a Class A Survey. Any and all recorded matters shown on said Survey shall be legibly identified by appropriate volume and page recording references with dates of recording noted. Buyer shall have until the Inspection Period Expiration Date to approve or disapprove the material contained thereon. If Buyer shall disapprove such Survey, such disapproval shall be set forth in a Disapproval Notice as hereinabove provided in Section 7.1, and the provisions of
Section 7.1 with respect to Disapproval Notices shall apply.

          7.3 Physical and Financial Inspection. For a period (the "Inspection Period") expiring on October 28, 1994 (such date is herein referred to as the "Inspection Period Expiration Date"), Buyer shall have the right to have performed a physical and mechanical inspection, measurement and audit of the Property and an inspection of all books and records and financial information pertaining thereto, and Seller shall cooperate with Buyer and shall furnish to Buyer such information, materials and documents as Buyer may reasonably request and shall have its accountant available throughout such period to assist in Buyer's inspection and review. The inspection, audit and measurement of the Property's operation, condition and maintenance shall include, without limitation, environmental inspections, reviews and assessments that Buyer deems appropriate. Seller shall provide sufficient staff for Buyer to gain entry to inspect all units and other portions of the Property from time to time. If Buyer, in

Buyer's sole judgment, shall find such inspections to be unsatisfactory for any reason whatsoever, Buyer shall have the right, at its option, to terminate this Agreement on or before the Inspection Period Expiration Date, and upon such termination, the Deposit shall be immediately returned to Buyer and thereupon the parties hereto shall have no further liabilities one to the other with respect to the subject matter of this Agreement. Buyer agrees that it shall not unreasonably interfere with tenants in performing its inspection. In connection with such inspection, and without limiting the generality of Seller's obligations hereunder, Seller agrees to deliver or make available, as indicated, to Buyer, within five (5) days after the date hereof, the following items in the forms hereinafter set forth, in each case certified by Seller as being true, correct and complete:

               7.3.1 Leases. (a) Make available all Leases for the Property as of the date hereof available, certified by Seller to be true complete and correct, and weekly hereafter until Closing, and (b) deliver weekly detailed reports for each of the properties, setting forth occupancy rates by type, availability, move-ins, move-outs, applications, number of units available to rent, traffic, and weekly maintenance log;

               7.3.2 Contracts, Licenses, Permits. Deliver copies of the Contract Documents, the Licenses, all building permits, certificates of occupancy, insurance policies applicable to the Property, and any and all other documents evidencing rights described in Section 1.2 hereof;

               7.3.3 Utility Costs. Make available a break-down of utility costs for the period of five (5) years;

               7.3.4 Inventory. Make available invoices, bills of sale, and other evidence supporting the Schedule of Inventory;

               7.3.5 Three (3) Years' Maintenance Expenses. Make available information concerning mainenance costs of the Property for the past three (3) years;

               7.3.6 Three Years' Tax Bills. Deliver copies of all tax bills and assessments including real estate, personal property, use and occupancy, business privilege and others related to the Property, as well as assessed values, millages, and taxes on the premises for the three years preceding Closing and the applicable tax bills,(i) for the current year, and (11) if available, for the preceding two (2) years;

               7.3.7 Three Years' Operating Statements. Deliver copies of Operating Statements of the Property for the past three (3) years, and such other and further information as Buyer shall reasonably require in order to obtain a certified audit of the operation of the Property prepared in accordance with generally accepted accounting principles consistently applied, by an independent certified public accounting firm selected by Buyer;

               7.3.8 Schedule of Violations. Deliver a schedule setting forth all violations of any law, ordinance, regulation, rule or requirement of any governmental body having jurisdiction, or public or private restrictions whether existing or prospective, of which Seller has received written notice, issued or noted during the past three years, and copies of any notices, terminations or correspondence relating thereto. Seller shall also, if available, within said five (5) day period, make application for, and obtain and deliver to Buyer, not later than fifteen (15) days next following the date of this Agreement, current inspection certifications for each of the properties comprising the Premises, from both the local fire marshall and the local municipal code compliance officer; and

               7.3.9 Schedule of Notices. Deliver a schedule of any written demands, requests, requirements or recommendations regarding the operation, maintenance, repair or replacement of the Property or any portion thereof, of which Seller has received notice during the past three (3) years, from the holder of any mortgage or deed of trust or any insurance company or any board of fire underwriters or real estate associations or like body, and copies of all correspondence relating thereto.

               7.3.10 Schedule of Required Improvements. Deliver a schedule setting forth all notices of outstanding requirements to perform curbing, re-curbing, paving, re-paving, or other construction or improvements, or any other special assessments, with copies of such notices attached.

               7.3.11 Schedule of Replacements and Repairs. Make available all documentation in Seller's possession regarding replacements and repairs to the Property commencing with Seller's acquisition of the Property.

               7.3.12 Zoning, Site Plan, Subdivision Plan or Plat. Make available all conditional and permanent zoning, site plan, subdivision, building, housing, safety, fire and health approvals, including, without limitation, the local governmental applications, resolutions and approvals supporting the same.

               7.3.13 Planned Developments. Deliver all permits, licenses, and approvals under any master plan development association, whether homeowners association or otherwise, relating to the continued operation and use of the Premises, or any portion thereof, and its appurtenances (including recreational facilities, food concessions, parking facilities, water bodies, canopies, etc.) and the conditions and fees for the transfers.

               7.3.14 Takings or Changes. Deliver copies of all written notices to Seller of proposed or threatened takings or changes with respect to the Property or major access roads within a reasonable radius which would affect the access to the Property, or any portion thereof, by prospective occupants.

               7.3.15 Tax Assessments, Appeals and Increases. Deliver copies of all written notices to Seller of all filed, proposed or threatened tax assessment appeals or tax assessment increases related to the Premises.

               7.3.16 Litigation. Deliver copies of all pending and written notices to Seller of threatened litigation, including litigation involving tenants, affecting the Property or this transaction.

               7.3.17 Insurance Policies. Copies of all insurance policies of Seller related to the Property.

               7.3.18 Schedule of Employees. A schedule of all current employees of the Property, setting forth the name, residence, salary, hourly wages, benefit package, bonuses, vacation pay, sick pay and other prerequisites of their employment.

               7.3.19 Crime History Report. Will cooperate to deliver a complete crime history report of the Premises for the past five (5) years as provided by the local municipality.

          7.4 Seller's Failure to Deliver. If Seller shall have failed to deliver to Buyer all documents required to be delivered under Section 7.3 hereof, or shall have failed to make any portion of the Property or any information as to the Property readily available to Seller, available for inspection by Buyer on or before the Inspection Period Expiration Date, Buyer may, at its option, at any time on or after such date, but prior to the curing of such failure by Seller, give Seller a five (5) day written notice specifying such default, and, if Seller fails to cure such default within such five (5) day period, Buyer may terminate this Agreement, receive the return of the Deposit and pursue any other remedy available to it pursuant to the provisions hereof.

          7.5 Buyer's Indemnity for Inspection. Buyer shall cause all operations performed during the Inspection Period to be conducted so as not to damage the Property or interfere with the operations thereon. If the transaction contemplated by this Agreement does not close for any reason, Buyer shall, at Buyer's expense, restore the Property to its condition prior to Buyer's entry. All information furnished by Seller to Buyer and obtained by Buyer in the course of its investigations shall be treated by Buyer as confidential information, with the same level of confidentiality as Buyer treats its own confidential information. Buyer agrees to indemnity and save harmless Seller, its partners and their officers, employees, directors and agents, against and from all liabilities, damages, claims, costs and expenses, which may be imposed upon or incurred by or asserted against Seller by reason of any act of Buyer or any of its agents, contractors, servants, employees, subtenants, licensees or invitees occurring on the Property during Buyer's inspection of same. If any claim, action or proceeding shall be made or commenced, as the case may be, against Seller as to which the indemnification provided for in this Section may be applicable, Seller shall give Buyer prompt notice thereof and shall afford Buyer the opportunity, at Buyer's sole cost and expense, to resist or defend against such claim, action or proceeding by counsel selected by Buyer, provided that Buyer shall within thirty (30) days of notice of any such claim, action or proceeding, notify Seller of its election so to resist and defend, and Seller shall not settle the same without Buyer's consent.

     8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Seller set forth herein shall survive Closing and delivery of the deed for one year.

     9. FIRE OR OTHER CASUALTY.

          9.1 Maintain Insurance. Seller shall maintain in effect until the Closing Date the insurance policies (or like policies) now in effect with respect to the Premises and Personal Property as set forth in Exhibit "H", which policies shall, at Buyer's option, be assigned to Buyer at Closing, with the parties effecting an appropriate adjustment based upon the applicable policy period and premium paid.

          9.2 Minimal Damage. If prior to the Closing Date any portion of the Property is damaged or destroyed by fire or other casualty, and the cost of repair or restoration thereof shall be $100,000 or less (as established by good faith estimates obtained by Buyer), this Agreement shall remain in force.

          9.3 Substantial Damage. If prior to the Closing Date any portion of the Property is damaged or destroyed by fire or other casualty, and the cost of repair or restoration thereof shall be more than $100,000 (as established by good faith estimates obtained by Buyer), Buyer may within 10 days after receipt of notice ("Damage Notice") of said damage or destruction, terminate this Agreement by giving written notice thereof to Seller ("Buyer's Notice of Election"), and if this Agreement is so terminated, then the Deposit and all interest accrued thereon shall be paid to Buyer, and thereafter neither party shall have any further liability hereunder thereafter. If Buyer does not so terminate this Agreement it shall remain in full force and effect, and Buyer shall accept the Property at Closing as so damaged.

          9.4 Closing, After Substantial Damage. So long as this Agreement shall remain in force under Section 9.2 or 9.3, then either (a) (i) all proceeds of insurance collected prior to Closing, plus the amount of deductible under Seller's insurance policy, shall be adjusted subject to Buyer's approval and participation in any adjustment, and shall be credited to Buyer against the Purchase Price payable by Buyer at Closing, and (ii) all unpaid claims and rights in connection with losses shall be assigned to Buyer at Closing, or (b) upon written notice to Buyer within ten (10) days after either receipt of Buyer's Notice of Election not to terminate, or the expiration of twenty days after Seller's Damage Notice without Buyer providing Buyer's Notice of Election, Seller shall (i) restore the Property by Closing to its condition immediately preceding the casualty, subject to the approval of Buyer and Buyer's lender, if any, that the Propertv can be restored by such time, (ii) remain liable for any, damages resulting from the failure to complete the repair by Closing and (iii) include Buyer, and obtain Buyer's approval to any adjustments made by Seller.

          9.5 Rent Insurance. All rental loss insurance and the proceeds thereof allocable to any period subsequent to Closing shall be paid or assigned to Buyer at Closing.

     10. CONDEMNATION. If, prior to the Closing Date, all or any portion of the Premises is taken by eminent domain or a notice of any eminent domain proceedings with respect to the Premises or any part thereof is received by the Seller, then Seller shall within five (5) days thereafter give notice thereof to Buyer and Buyer shall have the option to (a) complete the purchase hereunder or
(b) if such taking, in Buyer's reasonable opinion, materially adversely affects the Premises or its current economic viability, terminate this Agreement, in which event the Deposit together with interest accrued thereon shall be immediately returned to Buyer and this Agreement shall be null and void. Buyer shall deliver written notice of its election to the Seller within ten (10) days after the date upon which the Buyer receives written notice of such eminent domain proceedings. If notice of condemnation is received by Buyer and it fails to deliver said written notice of its election within said time period, such failure shall constitute a waiver by Buyer of its right to terminate this Agreement. If this Agreement is not so terminated, Buyer shall be entitled to all awards or damages by reason of any exercise of the power of eminent domain or condemnation with respect to or for the taking of the Premises or any portion thereof, and until such time as closing has occurred, or this Agreement terminates, any negotiation for, or agreement to, and all contests of any offers and awards relating to eminent domain proceedings shall be conducted with the joint approval and consent of the Seller and the Buyer.

     11. EXPENSE ALLOCATIONS.

          11.1 Seller shall pay all documentary stamp taxes, intangible taxes, transfer taxes, recording taxes, tax services fees, recording fees, and similar expenses related to the execution, delivery and recording of the Deed, Bill of Sale, and other Closing Documents, and all related recording charges. Seller shall pay the Co-agents for the cost of the Survey. Seller shall pay for the owner's Title Policy premium. Seller shall pay all broker's commissions.

          11.2 Buyer shall pay for the fees and costs of Buyer's consultants performing the inspections described in Section 7.3 of this Agreement. Buyer shall pay any mortgage tax on Buyer's mortgage. Buyer shall pay for any special endorsements to the owner's Title Policy.

          11.3 Buyer and Seller shall be responsible for paying their own attorney's fees in connection with this transaction.

          11.4 Buyer may elect to pay Seller's expenses set forth in Section
11.1 above, in which case the Purchase Price shall be reduced by the amount of such expenses.

     12. CLOSING.

          12.1 Time and Date and Place. The Closing on the sale of the Property (herein referred to as the "Closing") shall take place no later than November 1, 1994 or, at a time specified by Buyer in writing to Seller at least ten (10) days prior to the specified Closing Date, ("Closing Date") by mail or by meeting at the offices in Florida of Buyer or Buyer's counsel.

          12.2 Documents. At Closing, the parties indicated shall simultaneously execute and deliver the following:

               12.2.1 Seller's Documents and Other Items. Seller shall execute and deliver or cause to be executed and delivered to Buyer in proper form for recording:

                    12.2.1.1 Deed. A special warranty deed (the "Deed"), conveying the Premises to Buyer, duly executed for recording.

                    12.2.1.2 Bill of Sale. A bill of sale prepared by Seller's counsel in form reasonably satisfactory to Buyer, duly executed by Seller, assigning, conveying and transferring to Buyer, all of the Personal Property.

                    12.2.1.3 Original Leases. All Leases, tenant files, tenant correspondence and repair records.

                    12.2.1.4 Original Licenses, Contract Documents and Other Personal Property. All Licenses, Contract Documents, Service Contracts and other Personal Property described in Section 1.2 of this Agreement.

                    12.2.1.5 Assignment of Leases and Name. An assignment and assumption agreement (the "Assignment") prepared by Seller's counsel in form reasonably satisfactory to Buyer, duly executed by Seller and Buyer, assigning, conveying and transferring to Buyer the Leases that are assignable according to their terms and the Name, including Buyer's assumption of the obligations and liabilities of Seller arising thereunder from and after the Closing Date, and Seller's indemnity of Buyer from liabilities thereunder arising prior to the Closing Date.

                    12.2.1.6 FIRPTA Certificates. Certificates required under
Section 1445 of the Code.

                    12.2.1.7 Tenant Letter. Letters to each tenant advising of the change in ownership and directing the payment of rent to such party as the Buyer shall designate, said letter to be in form reasonably satisfactory to Buyer, attached as Exhibit "J" ("Tenant Letter").

                    12.2.1.8 Termites. A certificate from a reputable termite inspection company, dated no more than thirty (30) days prior to Closing, confirming that the Premises are free of any infestation or damage from wood-boring insects.

                    12.2.1.9 Title Insurance Certificates. Such affidavits of title or other certifications as shall be required by the Title Company to insure Buyer's title to the Premises as set forth in Section 3, and to provide affirmative endorsements for (a) no mechanic's liens, (b) no violation of existing covenants, conditions or restrictions, and future violation not to result in forfeiture of title, (c) removal of any exceptions for matters which an accurate survey would disclose, and (d) limitation of parties in possession to those listed on the rent roll.

                    12.2.1.10 Updated Rent Schedule. An updated schedule of Tenant Leases, containing all information required to be set forth in Exhibit "D", which schedule is correct and complete as of the date of closing.

                    12.2.1.11 Seller Certificate. A written certification confirming that as of Closing no representation or warranty of Seller contained in this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or knowingly omits to state a material fact necessary to make any representation or warranty contained herein misleading.

                    12.2.1.12 Organization Certifications. Confirmation of the good standing and existence of Seller and Seller's partners that are not individuals and the due authority of those executing for them, including, without limitation, the following documents issued no earlier than 30 days prior to Closing: (a) good standing certificate in state of organization and in the State in which the Premises are located, (b) articles of incorporation, partnership agreement or other formation instrument certified by the secretary of state of the state of incorporation, (c) a certificate from the secretary of the corporation or managing general partner of the partnership confirming the incumbency of the signatories and the current force and effect of the resolution authorizing their execution of the documents required under this Agreement.

                    12.2.1.13 Keys. All keys and combinations to all locks to the Property;

                    12.2.1.14 Tax Bills. Current tax bills and, if available, tax bills for each of the years of Seller's ownership of the Property;

                    12.2.1.15 Tax Reduction Riphts. An instrument assigning to Buyer any claims for the reduction of real or personal property taxes assessed against any portion of the Property for the fiscal year in which the Closing takes place; any refund for such year shall be prorated when received;

                    12.2.1.16 Signage Easements. Such signage Easements as Buyer shall deem necessary in order to maintain existing signage (including directional signs) for the several properties comprising the Premises, or for any one or more of them; and

                    12.2.1.17 Seller's Counsel's Opinion. An opinion of Sellers' counsel, in form satisfactory to Buyer's counsel, as to the good standing of Seller in the state under which they are organized to do business and the State in which the Premises are located; Sellers' full power and authority to enter into and consummate this transaction; that this Agreement and all documents required to be delivered by Seller to Buyer at closing are properly executed and legal, valid and binding upon Seller, duly delivered and enforceable in accordance with their terms; that there is no threatened or pending litigation that might affect the Premises; that the consummation of this transaction will not give rise to an event of default under any other contract or agreement to which Seller is a party or violate any law, statute, ordinance or regulation to which Seller is subject, or such other matters as Buyer or its attorney may reasonably request.

               12.2.2 Buyer's Documents. Buyer shall deliver or cause to be delivered to Seller:

                    12.2.2.1 The amounts required to be paid to Seller pursuant to this Agreement;

                    12.2.2.2 Confirmation of the good standing and existence of Buyer including, without limitation, the following documents issued no earlier than 30 days prior to Closing: (a) good standing certificate in state of organization and in the state in which the Premises are located, (b) a certificate from the secretary of the Buyer confirming the incumbency of the signatories and the current force and effect of the resolution authorizing their execution of the documents required under this Agreement.

               12.2.3 Title Insurance. As a condition to Buyer's obligations at Closing, Title Company shall furnish Buyer at Closing with the Title Policy, in the form approved by Buyer pursuant to Section 3, in the full amount of the Purchase Price, wherein the Title Company shall insure fee simple title to the Property in Buyer or its designee as of the Closing Date containing no exceptions to title other than those which have been approved by Buyer in writing pursuant to Section 3 hereof.

               12.2.4 Necessary Documents. Buyer and Seller shall execute and deliver such other documents and instruments as may be reasonably necessary to complete the transaction contemplated by this Agreement.

     13. DEFAULT; REMEDIES

          13.1 Except to the extent otherwise provided in this Agreement, in the event that any of Seller's representations, warranties or covenants contained in this Agreement are untrue, or if Seller shall have failed to have performed any of the covenants and/or agreements contained in this Agreement which are to be performed by Seller, on or before the date set forth in this Agreement for the performance thereof, or if any of the conditions precedent to Buyer's obligation to consummate the transaction contemplated by this Agreement shall have failed to occur, then Buyer may, at its option, rescind this Agreement by giving written notice of such rescission to Seller, and Seller shall immediately thereafter return the Deposit to Buyer. If Buyer terminates the Agreement as provided in the preceding sentence for reasons other than a failure of a satisfactory inspection described in Section 14.3 or a failure which can be remedied by Buyer by payment of less than $25,000, then the Seller shall reimburse Buyer for Buyer's actual, documented out-of-pocket costs and expenses paid or incurred in anticipation of acquiring the Premises, including, without limitation, reasonable attorney's fees and expenses, title examination and cancellation charges, the fees and expenses of other professionals engaged by Buyer in investigating the Premises or otherwise in anticipation of acquiring the Premises, including fees and expenses of architects, engineers and other consultants, and all other documented costs and expenses, up to a maximum of $100,000, and thereupon the parties shall have no further liabiiitv to each other hereunder. In the alternative, but without limiting Buyer's right upon any default by Seller hereunder to receive the prompt return of the Deposit, Buyer may seek to enforce specific performance of this Agreement.

          13.2 Notwithstanding anything contained in this Agreement to the contrary, Buyer shall be entitled to seek damages (in addition to the remedies provided for in paragraph 13.1), in the event that any of Seller's (1) representations or warranties contained in this Agreement are untrue, or (2) covenants or agreements contained in this Agreement are not performed as and when required to be performed in the following events:

               (i) If Seller was (y) actually aware of such misrepresentation or the falsehood of such warranty or its inability to perform such covenant or obligation when made, or (z) not actually aware of same when made, but Seller becomes actually aware of same subsequent to such time and prior to the Closing, and Buyer is not actually aware or made actually aware of such by notice from Seller prior to the earlier to occur of (A) three (3) days after Seller actually becomes aware of such misrepresentation or falsehood of such warranty or its inability to perform such covenant or obligation, or (B) the Closing; or

               (ii) To the extent provided in Section 7.1 hereof.

          13.3 Buyer recognizes that the Property will be removed by Seller from the market during the existence of this Agreement and that if this purchase and sale is not consummated because of Buyer's default Seller shall be entitled to compensation for such detriment. Seller and Buyer acknow1edge that it is extremely difficult and impracticable ascertain the extent of the detriment, and to avoid this problem, Seller and Buyer agree that if the purchase and sale contemplated in this Agreement is not consummated because of Buyer's default under this Agreement, Seller shall be entitled to retain the Deposit, as liquidated damages. The parties agree that the sum stated above as liquidated damages shall be in lieu of any other relief to which Seller might otherwise be entitied, Seller hereby specifically waiving any and all rights which it may have to damages or specific performance as a result of Buyer's default under this Agreement.

     14. CONDITIONS PRECEDENT TO CLOSING.

          The obligations of Buyer hereunder are subject to the fulfillment of the following conditions prior to or on the Closing Date (any one of which may be waived in whole or in part by Buyer at or prior to the Closing) and in the event any of the conditions are not complied with, Buyer may terminate this Agreement by notifying the Seller and Escrow Agent and thereupon shall be returned the Deposit and thereafter this Agreement shall be null and void:

          14.1 Correctness of Warranties and Representations. The warranties and representations made by Seller in this Agreement shall be true and correct on the Closing Date as though such representations and warranties were made on the Closing Date (except for changes in the Leases permitted under the terms of this Agreement).

          14.2 Compliance with Terms and Conditions. Seller shall have performed and complied with all of the terms and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

          14.3 Buyer's Satisfaction with Inspection. Buyer shall have notified Seller of Buyer's satisfaction with the inspections performed under Section 7 of this Agreement, or shall fail to notify Seller on or before the Inspection Period Expiration Date, of Buyer's dissatisfaction with the results of such inspection.

          14.4 Closing of Buyer's Purchase of Phase II. At or prior to the time of Closing hereunder, the Closing for Phase I fails to occur under the agreement of sale for the purchase of Phase I, which was executed by Arbern Investments VI, L.P. on or about the time this Agreement is executed by Buyer.

     15. PRORATIONS.


          15.1 Operating Expenses. The following items shall be prorated at Closing, as of close of business of the day immediately preceding Closing ("Adjustment Date"):

               15.1.1 Rents. Rents collected under the Leases shall be apportioned on the Closing Date pro rata on a per diem basis as if rents were collected as of the Adjustment Date from those tenants who rents are current as of the execution of this Agreement and the portion thereof allocable to any period after the Adjustment Date shall be paid to Buyer at Closing. Ilf any tenant is in arrears in the payment of rent or any other charges payable to the Seller or its affiliate (whether or not characterized in the respective Lease as rent) on the Adjustment Date, rents received from such tenant ninety (90) days after the Adjustment Date shall be applied in the following order of priority: (a) to the Buyer, so long as such tenant is in arrears for current or prior rent arising after the Adjustment Date, then (b) to Seller for all rent in arrears prior to the Adjustment Date; and then (c) to Buyer with no further claim by Seller thereto. Except as herein provided, Buyer is not under any obligation to collect rents in arrears for the benefit of Seller. Any rents which are delinquent or otherwise not paid at the time of the Adjustment Date, and collected by Buyer within ninety (90) days after the Adjustment Date shall be apportioned as aforesaid and the portion to which Seller is entitled shall be promptly remitted by Buyer to Seller. Seller shall have no claim to rents collected ninety (90) days after the Adjustment Date.

               15.1.2 Taxes. Real estate and personal property taxes, if any, on the basis of the fiscal year for which assessed. If the Closing shall occur before the tax rate or assessment is fixed, the apportionment of such real estate and personal property taxes at the Closing shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed valuation. Final adjustment will be made upon the actual tax amount, when determined.

               15.1.3 Deposits. Tax and utility company deposits, if any, and if assignable and assigned.

               15.1.4 Water and Sewer Charges. Water and sewer charges on the basis of the most recent bills available, but if there are water meters on the Property, Seller, to the extent the same is obtainable, shall furnish a reading effective as of the Adjustment Date, or if not so obtainable, to a date not more than thirty (30) days prior to the Adjustment Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last reading. Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Buyer, as the case may be, will promptly deliver to the other the amount determined to be so due upon such readjustment. If Seller is unable to furnish such prior reading, any reading subsequent to the Closing will be apportioned on a per diem basis from the date of such reading immediately prior thereto and Seller shall pay the proportionate charges due up to the date of Closing.

               15.1.5 Assigned Contracts. Amounts paid or payable in respect of any service and maintenance contracts assigned to Buyer in accordance herewith.

               15.1.6 Electricity, gas, oil and steam. Fuel, if any, based on meter readings or a fuel company letter showing measurement no more than two (2) days prior to Closing and valued at current prices.

               15.1.7 Security Deposits and Prepaid Rent. Buyer shall receive a credit against the Purchase Price in an amount equal to all Tenant security deposits and prepaid rents and accrued interest to which Tenants may be entitled which Seller is holding pursuant to the Leases which are to be assigned to Buyer at the time of Closing.

          15.2 Custom and Practice. Except as set forth in this Agreement, the customs of the State and County in which the Premises are located shall govern prorations.

          15.3 Future Installments of Taxes. If at Closing, the Property or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in installments, then for purposes of this Agreement, all unpaid installments of any such assessment, including those which are to become due and payable and to be liens upon the Property shall be paid and discharged by Seller at Closing.

          15.4 Application of Prorations. If such prorations result in a payment due Buyer, the cash payable at Closing shall be reduced by such sum. If such prorations result in a payment due Seller, the same shall be paid at Closing.

          15.5 Schedule of Prorations. The parties shall endeavor to jointly prepare a proposed schedule of prorations for the Property no less than five (5) days prior to Closing.

          15.6 Readjustments. The parties shall correct any errors in prorations as soon after the Closing as amounts are finally determined.

     16. BROKERS. Seller and Buyer each hereby represents and warrants to the other that it has not employed or retained any broker, finder of other intermediary in connection with the transactions contemplated by this Agreement other than Mark L. Wolfson, Wolfson & Company Inc., and Osborne Real Estate Group, to whom Seller alone shall be responsible to pay any fee or commission that may be due, except otherwise provided in Section 11.4 of this Agreement, and that it has not had any dealings with any other person or party which may entitle that person or party to a fee or commission. Seller and Buyer shall each indemnity the other of and from any claims for commissions by any person or party claiming such commission by or through the indemnifying party.

     17. ESCROW AGENT. The parties hereto have requested that the Deposit be held in escrow by the Escrow Agent to be applied at the Closing or prior thereto in accordance with this Agreement. The Escrow Agent will deliver the Deposit to Seller or to Buyer, as the case may be under the following conditions:

          17.1 Payment to Seller. To Seller on the Closing Date upon the consummation of Closing;

          17.2 Notice of Dispute. If either Seller or Buyer believes that it is entitled to the Deposit or any part thereof, it shall make written demand therefor upon the Escrow Agent. The Escrow Agent shall promptly mail a copy thereof to the other party Certified Mail, Return Receipt Requested. The other party shall have the right to object to the delivery of the Deposit, by filing written notice of such objections with the Escrow Agent at any time within fifteen (15) days after the mailing of such copy to it Certified Mail, Return Receipt Requested, but not thereafter. Such notice shall set forth the basis for objection to the delivery of the Deposit. Upon receipt of such notice, the Escrow Agent shall promptly mail a copy thereof to the party who filed the written demand.

          17.3 Escrow Subject to Dispute. In the event the Escrow Agent shall have received the notice of objection provided for in 17.2 above of this Section and within the time therein prescribed, the Escrow Agent shall continue to hold the Deposit until (i) the Escrow Agent receives written notice from both Seller and Buyer directing the disbursement of the Deposit in which case the Escrow Agent shall then disburse said Deposit in accordance with said direction, or
(ii) litigation arises between Seller and Buyer, in which event the Escrow Agent may, at its option, deposit the Deposit with the Clerk of the Court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent's option elect in order to terminate the Escrow Agent's duties including, but not limited to, deposit in Court and an action for interpleader, or to hold the same pending the unanimous direction of Buyer and Seller or an order of Court.

          17.4 Escrow Agent's Rights and Liabilities. Nothing herein contained shall prohibit or prevent Escrow Agent from representing Buyer in any capacity either before or after such funds have been deposited in Court as aforesaid. Escrow Agent shall not, as such, be required to determine questions of fact or law, and may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed and presented by the proper person, and shall not be liable in connection with the performance of any duties imposed upon the Escrow Agent by the provisions of this Agreement, except for the Escrow Agent's own willful default or gross negligence. The Escrow Agent shall have no duties or responsibilities except those set forth herein. The Escrow Agent shall not be bound by any modification of this Agreement, unless the same is in writing and signed by Buyer and Seller, and, if the Escrow Agent's duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. In the event that the Escrow Agent shall be uncertain as to the Escrow Agent's duties or rights hereunder, or shall receive instructions from Buyer or Seller which, in the Escrow Agent's opinion, are in conflict with any of the provisions hereof, the Escrow Agent shall be entitled to hold and apply the Deposit, pursuant to 17.3 of the above Section and may decline to take any other action.

     18. GENERAL PROVISIONS.

          18.1 Notices. All notices or other communications required or permitted to be given under the terms of this Agreement shall be in writing, and shall be deemed effective when

(i) sent by nationally-recognized overnight courier, (ii) facsimile with original following by regular mail, or (iii) deposited in the United States mail and sent by certified mail, postage prepaid, addressed as follows:

                 18.1.1         If to Buyer, addressed to:

                                Pennsylvania Real Estate Investment Trust
                                455 Pennsylvania Avenue
                                Fort Washington, PA  19034
                                Attention: Jeffrey A. Linn, Vice President
                                FAX:  (215) 542-9179

                                with a courtesy copy in each instance to:

                                Gregory G. Gosfield, Esquire
                                Cohen, Shapiro, Polisher,
                                Shiekman and Cohen'
                                22nd Floor, PSFS Building
                                Philadelphia, PA  19107
                                FAX:  (215) 592-4329

                18.1.2          If to Seller, addressed to:

                                Morris Lewis Stoltz II
                                Arbern Investors
                                c/o Stoltz Realty Company
                                301 Yamato Road Suite 3150
                                Boca Raton, FL 33431
                                Tel: (407) 994-3228
                                FAX: (407) 997-0672

                                with a copy in each instance to:

                                Mitchell Kirschner, Esquire
                                301 Yamato Road Suite 2110
                                Boca Raton, FL 33431
                                Tel: (407) 998-3325
                                FAX: (407) 998-3327

                18.1.3          If to Escrow Agent, addressed to:

                                Conrad Boyle, Esquire
                                Mombach, Boyle & Hardin, P.A.
                                Broward Financial Centre
                                500 East Broward Boulevard  Suite 1950
                                Ft. Lauderdale, FL 33394-3079
                                Tel: (305) 467-2200
                                FAX: (305) 467-2210

or to such-other address or addresses and to the attention of such other person or persons as any of the parties may notify the other in accordance with the provisions of this Agreement.

          18.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

          18.3 Entire Agreement. All Exhibits attached to this Agreement are incorporated herein and made a part hereof. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, understandings and agreements of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be modified or amended other than by an agreement in writing. The captions included in this Agreement are for convenience only and in no way define, describe or limit the scope or intent of the terms of this Agreement.

          18.4 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

          18.5 No Recording. This Agreement shall not be recorded in the Office for the Recording of Deeds or in any other office or place of public record.

          18.6 Tender. Tender of Deed by Seller and of the Purchase Price by Buyer, are hereby mutually waived, but nothing herein contained shall be construed as a waiver of Seller's obligation to deliver the documents required at Closing or the concurrent obligation of Buyer to pay the Purchase Price.

          18.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Deeds in Norristown, Montgomery County, Pennsylvania, in Deed Book 4864, page 1463, and all persons dealing with the Pennsylvania Real Estate Investment Trust must look solely to the Trust property for the enforcement of any claims against Pennsylvania Real Estate Investment Trust, as neither the Trustees, officers, agents or shareholders of the Pennsylvania Real Estate Investment Trust assumes any personal liability for obligations entered into by the Pennsylvania Real Estate Investment Trust by reason of their status as said Trustee, officer, agent or shareholder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

SELLER: APBERN INVESTORS VIII, L.P.           BUYER: PENNSYLVANIA REAL ESTATE
                                                     INVESTMENT TRUST
By:                                           By: /s/ Jonathan B. Webber
   -------------------------------               -------------------------------
       Arbern Boca, Inc., its                                , Trustee
       General Partner





By: /s/ Morris Lewis Stoltz II                By: /s/ Robert G. Rogos
  ---------------------------------              -------------------------------
  Morris Lewis Stoltz II, President                            , Trustee



Agreed to by Escrow Agent with regard
to the obligations, terms, covenants
and conditions contained in this
Agreement relating to Escrow Agent.

Mombach, Boyle & Hardin


By:
   ------------------------------

                                 AMENDMENT NO. 1
                         TO PURCHASE AND SALE AGREEMENT
                                   (Phase II)

     This Amendment Agreement is made this 4th day of November 1994, between ROBERT C. ROGERS and JONATHAN B. WELLER, as Trustees, and on behalf of all other Trustees of the Pennsylvania Real Estate Investment Trust, pursuant to the Trust Agreement last amended and restated as of December 16, 1987 and recorded in the Office of the Recording of Deeds in Norristown, Montgomery County, Pennsylvania, in Deed Book 4864, Page 1463, designated as Pennsylvania Real Estate Investment Trust, or its nominee or assignee having its principal office at 455 Pennsylvania Avenue, Suite 135, Fort Washington, PA 19034 ("Buyer"), and ARBERN INVESTORS VIII, L.P., each a Delaware limited partnership, having its office c/o Stoltz Realty Company, 301 Yamato Road, Suite 3150, Boca Raton, FL 33431 ("Seller").

                                   BACKGROUND

     A. Buyer and Seller entercd into a certain Purchase and Sale Agreement last executed the 24th day of September, 1994.

     B. The capitalized terms used in this Amendment shall have the same meanings as in the Agreement, unless otherwise defined herein, or the context of the Amendment clearly requires otherwise.

     C. The Buyer and Seller desire to amend certain provisions of that Agreement as set forth herein.

                              TERMS AND CONDITIONS

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with the preceding background paragraphs incorporated by reference, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Section 2.1 is amended to delete the amount "Twenty Five Million Dollars ($25,000,000)" and insert in its stead the amount "Twenty Three Million Two Hundred Thousand Dollars ($23,200,000)".

     2. Section 2.2.1 is deleted in its entirety, and Buyer shall have no obligation to advance or deposit monies in connection with this transaction, except for the payment of the Purchase Price at Closing.

     3. Section 2.2.2 is amended to be referenced as Section 2.2.3 and substitute for the word "Deposit" the words "the Note", and a new
Section 2.2.2 is inserted with the following language:

               2.2.2 Purchase Money Financing. Delivery to Seller by Buyer of a Promissory Note ("Note"), the terms of which are as follows:

                    (1) principal amount of $1,700,000 at maturity ("Principal") for an agreed value at Closing of $100,000;

                    (2) no interest to accrue;

                    (3) principal payment in one lump sum upon the earlier of
(a) the thirtieth (30th) anniversary after Closing, or (b) the bankruptcy or insolvency of Buyer;

                    (4) substitutable by a note on the same terms and conditions as the Note, by an obligor with a net worth at Icast equal to Buyer;

                    (5) unsecured by collateral;

                    (6) general recourse to Buyer unless Seller is granted a security interest in a Tresury obligation which would have a cumulative value as of the maturity date equal to the Principal, and at such grant the liability of the Buyer shall be limited to such collateral;

                    (7) no fees, points, default rates, late charges or other terms except those identified in (1) through (6) above.

     4. Section 2.3 is hereby amended by deleting "$24,100,000" and substituting "$22,300.000" in its stead.

     5. The reduction of the Purchase Price reflected in Paragraph I of this Amendment is consideration of a number of issues used by Buyer including without limitation the presence of radon gas at the Property. If the radon mitigation work, including related costs for supervision, testing and maintenance is less than $290,000, as determined by Buyer at Buyer's sole discretion for Phase I and for Phase II, then Buyer pay Seller and Arbern Investors VI, L,P., together, such cost savings within thirty (30) days after Buyer's determimtion of such savings.

     6. The Closing Date is amended to be November 14, 1994.

     7. The terms of Buyer's letter to Seller, dated October 26, 1994 reciting a termination of the Agreement is extinguished in full as of its inception as if such letter had never existed. Except as otherwise modified hereby, the terms and provisions of the Agreement shall remain unmodified and in full force and effect.

     8. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executives, administrators, successors and assigns. This Amendment shall not be effective unless signed by all the parties hereto on or before the close of business of November 3, 1994. This Amendment may be executed in one or more counterparts all of which together shall be deemed one and the same instrument.

     9. The name and designation Pennsylvania Real Estate Investment Trust is the designation of the Trustees from time to time under the Trust Agreement amended and restated as of December 16, 1987 and recorded in the Office for the Recording of Deeds in Norristown, Montgomery County, Pennsylvania, in Deed Book 4864, page 1463, and all persons dealing with the Pennsylvania Real Estate Investment Trust must look solely to the Trust property for the enforcement of any claims against Pennsylvania Real Estate Investment Trust, as neither the Trustees, officers, agents or shareholders of the Pennsylvania Real Estate Investment Trust assumes any personal liability for obligations entered into by the Pennsylvania Real Estate Investment Trust by reason of their status as said Trustee, officer, agent or shareholder;


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed the day and year written below.

SELLER:                                         BUYER:
ARBERN INVESTORS VIII, L.P.                     PENNSYLVANIA REAL ESTATE
                                                INVESTMENT TRUST
By:     Arbern Boca, Inc., its
        General Partner

                                                By: /s/ Jonathan B. Weller
                                                   ----------------------------
                                                   Jonathan B. Weller, Trustee


By: /s/ Morris Lewis Stoltz II                  By: /s/ Robert G. Rogers
    ----------------------------------              ----------------------------
    Morris Lewis Stoltz II, President               Robert G. Rogers, Trustee


Attest:
       -------------------------------

                                AMENDMENT NO. 2
                         TO PURCHASE AND SALE AGREEMENT
                                   (Phase II)

     This Agreement is made as of the 9th day of November 1994, between ROBERT
G. ROGERS and JONATHAN B. WELLER, as Trustees, and on behalf of all other Trustees of the Pennsylvania Real Estate Investment Trust, pursuant to the Trust Agreement last amended and restated as of December 16, 1987 and recorded in the Office of the Recording of Deeds in Norristown, Montgomery County, Pennsylvania, in Deed Book 4864, Page 1463, designated as Pennsylvania Real Estate Investment Trust, or its noininee or assignee having its principal office at 455 Pennsylvania Avenue, Suite 135, Fort Washington, PA 19034 ("Buyer"), and ARBERN INVESTORS VIII, L.P., each a Delaware limited partnership, having its office c/o Stoltz Realty Company, 301 Yamato Road, Suite 3150, Boca Raton, FL 33431 ("Seller").

                                   BACKGROUND

     A. Buyer and Seller entered into a certain Purchase and Sale Agreement last executed the 24th day of September, 1994, as amended November 3, 1994.

     B. The capitalized terms used in this Amendment shall have the same meanings as in the Agreement, unless otherwise defined herein, or the context of the Amendment clearly requires otherwise.

     C. The Buyer and Seller desire to amend certain provisions of that Agreement as set forth herein.

                              TERMS AND CONDITIONS

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with the preceding background paragraphs incorporated by reference, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Section 2.1 is amended  to delete the amount  "Twenty  Five
Million Dollars ($25,000,000)", as amended to read "Twenty Three Million Seven Hundred Thousand Dollars ($23,700,000) and insert in its stead the
amount "Twenty Three Million Eight Hundred  Thousand   Dollars ($23,800,000)".

     2. Section 2.3 is hereby amended by deleting "$24,100,000", as amended to read "$22,300,000" and substituting "$22,400,000" in its stead.

     3. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executives, administrators, successors and assigns. This Amendment may be executed in one or more counterparts all of which together shall be deemed one and the same instrument.

     4. The name and designation Pennsylvania Real Estate Investment Trust is the designation of the Trustees from time to time under the Trust Agreement amended and restated as of December 16, 1987 and recorded in the Office for the Recording of Deeds in Norristown, Montgomery County, Pennsylvania, in Deed Book 4864, page 1463, and all persons dealing with the Pennsylvania Real Estate Investment Trust must look solely to the Trust property for the enforcement of any claims against Pennsylvania Real Estate Investment Trust, as neither the Trustees, officers, agents or shareholders of the Pennsylvania Real Estate Investment Trust assumes any personal liability for obligations entered into by the Pennsylvania Real Estate Investment Trust by reason of their status as said Trustee, officer, agent or shareholder;

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed the day and year written below.

SELLER: ARBERN INVESTORS VIII, L.P.        BUYER: PENNSYLVANIA REAL ESTATE
                                                          INVESTMENT TRUST
By:    Arbern Boca, Inc., its
       General Partner

                                           By: /s/ Jonathan B. Weller
                                              ----------------------------------
                                              Trustee



By:                                        By: /s/ Robert G. Rogers
   ----------------------------------         ----------------------------------
   Morris Lewis Stoltz II, President          Trustee


Attest:
       -------------------------------